Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-163818 and 333-51538) on Form S-8 of Greene County Bancorp, Inc. of our report dated June 25, 2014, with respect to the statements of net assets available for benefits of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended, and the related Schedule of Assets (Held at End of Year)  as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust.

By:  /s/Bonadio & Co., LLP
Bonadio & Co., LLP
Syracuse, New York
June 25, 2014